As filed with the Securities and Exchange Commission on December 23, 2016	Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

MYND ANALYTICS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation or organization)	8090 (Primary Standard Industrial Classification Code Number)	87-0419387 (I.R.S. Employer Identification No.)

26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Address, including Zip Code, and Telephone Number, including Area Code, of Registrant’s Principal Executive Offices)

George Carpenter, Chief Executive Officer
MYnd Analytics, Inc.
26522 La Alameda, Suite 290

Mission Viejo, CA 92691

(949) 420-4400
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Jeffrey A. Baumel, Esq.

Asim Grabowski-Shaikh, Esq.

Dentons US LLP

1221 Avenue of the Americas

New York, New York 10020

(212) 768-6700

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.     ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large Accelerated Filer ☐	Accelerated Filer ☐

Non-Accelerated Filer ☐ (Do not check if a smaller reporting company)	Smaller Reporting Company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, $0.001 par value	1,320,000	$7.65	$10,098,000	$1,170.36

(1)	Represents (i) 80,000 shares of common stock, par value $0.001 per share (the "Common Stock"), currently outstanding pursuant to a common stock purchase agreement (the "Purchase Agreement") with the selling stockholder named herein, (ii) 1,200,000 shares of Common Stock that are issuable to the selling stockholder pursuant to the Purchase Agreement and (iii) 40,000 shares of Common Stock currently outstanding that were issued in a private placement transaction to the selling stockholder. Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the "Securities Act"), this Registration Statement also covers any additional shares of Common Stock which may become issuable to prevent dilution from stock splits, stock dividends and similar events.
(2)	Calculated on the basis of the average high and low prices per share of the Common Stock reported on the OTCQB marketplace on December 20, 2016, pursuant to Rule 457(c) of the Securities Act.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and the selling stockholder is not soliciting offers to buy these securities in any state where the offer or sale of these securities is not permitted.

Subject to completion, dated December 23, 2016

PROSPECTUS

1,320,000 Shares

Common Stock

This prospectus relates to the sale of up to 1,320,000 shares of common stock, par value $0.001 per share (the "Common Stock"), of MYnd Analytics, Inc. (the "Company") by Aspire Capital Fund, LLC ("Aspire Capital" or the "selling stockholder"). The prices at which the selling stockholder may sell the shares will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive proceeds of up to $10 million from the sale of our Common Stock to the selling stockholder, pursuant to a common stock purchase agreement entered into with the selling stockholder on December 6, 2016, once the registration statement, of which this prospectus is a part, is declared effective.

The selling stockholder is an "underwriter" within the meaning of the Securities Act of 1933, as amended. We will pay the expenses of registering these shares, but all selling and other expenses incurred by the selling stockholder will be paid by the selling stockholder.

Our Common Stock is quoted on the OTCQB marketplace under the ticker symbol "MYAN." On December 21, 2016, the last reported sale price per share of our Common Stock was $9.05 per share.

You should read carefully this prospectus and any applicable prospectus supplement or free writing prospectus, together with the additional information described in this prospectus under the headings "Incorporation of Certain Information by Reference" and "Where You Can Find More Information," before you invest in any of our securities.

Investing in our securities involves a high degree of risk. See "Risk Factors" beginning on page 4 of this prospectus. You should also consider the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement, before investing in these securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                      , 2016.

We have not, and the selling stockholder has not, authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus or in any applicable prospectus supplement or free writing prospectus prepared by or on behalf of us to which we have referred you. Neither we nor the selling stockholder takes any responsibility for any other information that others may give you. This prospectus is not an offer to sell, nor is it a solicitation of an offer to buy, the securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus or any prospectus supplement or free writing prospectus is accurate as of any date other than the date on the front cover of those documents, or that the information contained in any document incorporated by reference is accurate as of any date other than the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

Unless the context indicates otherwise, references in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries. The MYnd Analytics logo is a trademark of MYnd Analytics, Inc. All rights reserved.

Unless otherwise indicated, all share and per-share information appearing in this prospectus (including historical information) has been adjusted to reflect the 1-for-200 reverse split of our Common Stock, which was effected on September 21, 2016.

Information contained in, and that can be accessed through, our web site www.myndanalytics.com shall not be deemed to be part of this prospectus or incorporated herein by reference and should not be relied upon by any prospective investors for the purposes of determining whether to purchase the shares offered hereunder.

Prospectus Summary

The following summary highlights certain of the information contained elsewhere in or incorporated by reference into this prospectus. Because this is only a summary, however, it does not contain all the information you should consider before investing in our Common Stock and it is qualified in its entirety by, and should be read in conjunction with, the more detailed information included elsewhere in or incorporated by reference into this prospectus. Before you make an investment decision, you should read this entire prospectus carefully, including the risks of investing in our securities discussed under the section of this prospectus entitled "Risk Factors" and similar headings in the other documents that are incorporated by reference into this prospectus. You should also carefully read the information incorporated by reference into this prospectus, including our financial statements, and the exhibits to the registration statement of which this prospectus is a part.

References in this prospectus to "MYnd Analytics," the "Company," "we," "our" and "us" refer to MYnd Analytics, Inc. and our consolidated subsidiaries.

MYnd Analytics, Inc.

Overview

The Company is a predictive analytics company that has developed a decision support tool to help physicians reduce trial and error treatment in mental health and provide more personalized care to patients. The Company provides objective clinical decision support to mental healthcare providers for the personalized treatment of behavioral disorders, including depression, anxiety, bipolar disorder, post-traumatic stress disorder (“PTSD”) and other non-psychotic disorders. The Company uses its proprietary neurometric platform, PEER Online, to generate Psychiatric EEG Evaluation Registry (“PEER”) Reports to predict the likelihood of response by an individual to a range of medications prescribed for the treatment of behavioral disorders. We will be conducting clinical trials focused on military personnel and their family members who are suffering from depression, PTSD and mild traumatic brain injury in order to support clinical decisions in the treatment of depression and related disorders. We are also planning to commercialize our PEER Report by focusing on the following four areas:(i) Military and Veterans, (ii) commercial growth strategy outside of the US, initially through the Canadian Armed Forces, which will provide both NATO and Health Canada experience with our PEER technology, (iii) payer and self-insured markets and (iv) market entry of provider groups.

Corporate Information

Our principal executive offices are located at 26522 La Alameda, Suite 290, Mission Viejo, CA 92691, our telephone number is (949) 420-4400 and we maintain a website at www.myndanalytics.com. We do not incorporate the information on, or accessible through, our website into this prospectus, and you should not consider any information on, or accessible through, our website as part of this prospectus.

1

THE OFFERING

Common Stock being offered by the selling stockholder	1,320,000 shares

Common Stock outstanding	2,229,061 shares (as of December 21, 2016)

Use of Proceeds	The selling stockholder will receive all of the proceeds from the sale of the shares offered for sale by it under this prospectus. We will not receive proceeds from the sale of the shares by the selling stockholder. However, we may receive up to $10 million in proceeds from the sale of our Common Stock to the selling stockholder under the common stock purchase agreement described below. Any proceeds from the selling stockholder that we receive under said common stock purchase agreement are expected be used for working capital and general corporate purposes, including advancement of our PEER product.

OTCQB Symbol	MYAN

Risk Factors	Investing in our securities involves a high degree of risk. For a discussion of factors to consider before deciding to invest in shares of our Common Stock, you should carefully review and consider the "Risk Factors" section of this prospectus, as well as the risk factors described or referred to in any documents incorporated by reference in this prospectus, and in any applicable prospectus supplement.

On November 30, 2016, we entered into a subscription agreement with six accredited investors, pursuant to which we sold and issued an aggregate of 160,000 shares of Common Stock in a private placement and received gross cash proceeds of $1.0 million. Aspire Capital Fund, LLC, an Illinois limited liability company (referred to in this prospectus as "Aspire Capital" or the "selling stockholder") purchased an aggregate of 40,000 shares (referred to in this prospectus as the "Private Placement Shares") of our Common Stock as part of this private placement.

On December 6, 2016, we entered into a common stock purchase agreement (referred to in this prospectus as the "Purchase Agreement") with Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10 million of our shares of Common Stock over the approximately 30-month term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital 80,000 shares of our Common Stock as a commitment fee (referred to in this prospectus as the "Commitment Shares"). Concurrently with entering into the Purchase Agreement, we also entered into a registration rights agreement with Aspire Capital (referred to in this prospectus as the "Registration Rights Agreement"), in which we agreed to file one or more registration statements, including the registration statement of which this prospectus is a part, as permissible and necessary to register under the Securities Act of 1933, as amended, or the Securities Act, the sale of the shares of our Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of December 21, 2016, there were 2,229,061 shares of our Common Stock outstanding (795,101 shares held by non-affiliates), which includes the 40,000 Private Placement Shares and the 80,000 Commitment Shares issued to Aspire Capital, but excludes the 1,200,000 shares of Common Stock that we may issue to Aspire Capital pursuant to the Purchase Agreement (the "Purchase Shares" and, together with the Commitment Shares, the "Equity Line Shares"), and further excludes an aggregate of 325,120 shares of Common Stock issuable upon the exercise of outstanding options under our incentive plans. If all of the 1,200,000 Purchase Shares offered hereby were issued and outstanding as of December 21, 2016, such shares would represent 35.0% of the total Common Stock outstanding or 60.2% of the non-affiliate shares of Common Stock outstanding as of December 21, 2016. The number of shares of our Common Stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Registration Rights Agreement and the private placement, we are registering 1,320,000 shares of our Common Stock under the Securities Act, which includes the 80,000 Commitment Shares that have already been issued to Aspire Capital, the 1,200,000 Purchase Shares which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act and the 40,000 Private Placement Shares. The 1,280,000 Equity Line Shares, along with the 40,000 Private Placement Shares, are being offered pursuant to this prospectus.

2

After the Securities and Exchange Commission (the "SEC") has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our Common Stock exceeds $0.50, we have the right, in our sole discretion, to present Aspire Capital with a purchase notice (each, a "Purchase Notice"), directing Aspire Capital (as principal) to purchase up to 50,000 shares of our Common Stock per trading day, up to $10 million of our Common Stock in the aggregate at a per share price (the "Purchase Price") calculated by reference to the prevailing market price of our Common Stock (as more specifically described below in the section titled "The Aspire Capital Transactions―The Equity Line").

In addition, on any date on which we submit a Purchase Notice for 50,000 shares to Aspire Capital and the closing sale price of our stock is equal to or greater than $0.50 per share of Common Stock, we also have the right, in our sole discretion, to present Aspire Capital with a volume-weighted average price purchase notice (each, a "VWAP Purchase Notice") directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s Common Stock traded on the OTCQB marketplace on the next trading day (the "VWAP Purchase Date"), subject to a maximum number of shares we may determine (the "VWAP Purchase Share Volume Maximum") and a minimum trading price (the "VWAP Minimum Price Threshold") (as more specifically described below in the section titled "The Aspire Capital Transactions―The Equity Line"). The purchase price per share pursuant to such VWAP Purchase Notice (the "VWAP Purchase Price") is calculated by reference to the prevailing market price of our Common Stock (as more specifically described below in the section titled "The Aspire Capital Transactions―The Equity Line").

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our Common Stock is less than $0.50 per share (the "Floor Price"). This Floor Price and the respective prices and share numbers in the preceding paragraphs shall be appropriately adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

3

Risk Factors

Investing in MYnd Analytics involves a high degree of risk. You should consider carefully the risks and uncertainties described below, as well as the risks and uncertainties described in the section entitled "Risk Factors" contained in our Annual Report on Form 10-K for the year ended September 30, 2016, as updated in our Quarterly Report(s) on Form 10-Q, which descriptions are incorporated by reference in this prospectus in their entirety, as well as any risks and uncertainties described in any applicable prospectus supplement, before making an investment in our Common Stock. These risks and uncertainties are not the only risks and uncertainties we face. Additional risks and uncertainties that we are unaware of, or that we currently deem immaterial, also may become important factors that affect us. If any of the risks or uncertainties described below or in any of our other SEC filings or any additional risks and uncertainties actually arise or occur, our business, financial condition or results of operations could be materially and adversely affected. In that case, the trading price of our Common Stock could decline, and you may lose some or all of your investment.

We will need to raise substantial additional capital in the future to fund our operations and we may be unable to raise such funds when needed and on acceptable terms.

We had approximately $0.32 million in cash and cash equivalents at September 30, 2016 and approximately $1.04 million in cash and cash equivalents at December 21, 2016. On average, we expended approximately $250,000 of cash per month during the fiscal year ended September 30, 2016. Cash used in operations for the year ended September 30, 2016 was approximately $3.0 million. There can be no assurance that we will be able to obtain additional capital after we exhaust our current cash.

The extent to which we utilize the Purchase Agreement with Aspire Capital as a source of funding will depend on a number of factors, including the prevailing market price of our Common Stock, the volume of trading in our Common Stock and the extent to which we are able to secure funds from other sources. The number of shares that we may sell to Aspire Capital under the Purchase Agreement on any given day and during the term of the agreement is limited. See "The Aspire Capital Transactions" section of this prospectus for additional information. Additionally, we and Aspire Capital may not effect any sales of shares of our Common Stock under the Purchase Agreement during the continuance of an event of default or on any trading day that the closing sale price of our Common Stock is less than $0.50 per share. Even if we are able to access the full $10 million under the Purchase Agreement, we will still need additional capital to fully implement our business, operating and development plans.

When we elect to raise additional funds or additional funds are required, we may raise such funds from time to time through public or private equity offerings, debt financings, corporate collaboration and licensing arrangements or other financing alternatives, as well as through sales of Common Stock to Aspire Capital under the Purchase Agreement. Additional equity or debt financing or corporate collaboration and licensing arrangements may not be available on acceptable terms, if at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we will be prevented from pursuing acquisition, licensing, development and commercialization efforts and our ability to generate revenues and achieve or sustain profitability will be substantially harmed.

If we raise additional funds by issuing equity securities, our stockholders will experience dilution. Debt financing, if available, would result in increased fixed payment obligations and may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making capital expenditures or declaring dividends. Any debt financing or additional equity that we raise may contain terms, such as liquidation and other preferences, which are not favorable to us or our stockholders. If we raise additional funds through collaboration and licensing arrangements with third parties, it may be necessary to relinquish valuable rights to our technologies, future revenue streams or product candidates or to grant licenses on terms that may not be favorable to us. Should the financing we require to sustain our working capital needs be unavailable or prohibitively expensive when we require it, our business, operating results, financial condition and prospects could be materially and adversely affected and we may be unable to continue our operations.

The sale of our Common Stock to Aspire Capital may cause substantial dilution to our existing stockholders and the sale of the shares of Common Stock acquired by Aspire Capital could cause the price of our Common Stock to decline.

In addition to the 40,000 Private Placement Shares and the 80,000 Commitment Shares that we have issued to Aspire Capital, we are also registering the 1,200,000 Purchase Shares that we may sell to Aspire Capital under the Purchase Agreement. It is anticipated that the 1,280,000 Equity Line Shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The number of shares ultimately offered for sale by Aspire Capital under this prospectus is dependent upon the number of shares we elect to sell to Aspire Capital under the Purchase Agreement. Depending on a variety of factors, including market liquidity of our Common Stock, the sale of shares under the Purchase Agreement may cause the trading price of our Common Stock to decline.

4

Aspire Capital may ultimately purchase all, some or none of the $10 million of Common Stock that, together with the Commitment Shares and the Private Placement Shares, is the subject of this prospectus. Aspire Capital may sell all, some or none of the Private Placement Shares or the Equity Line Shares acquired pursuant to the Purchase Agreement. Sales by Aspire Capital of the Private Placement Shares or the Equity Line Shares under the registration statement, of which this prospectus is a part, may result in dilution to the interests of other holders of our Common Stock. The sale of a substantial number of shares of our Common Stock by Aspire Capital in this offering, or anticipation of such sales, could cause the trading price of our Common Stock to decline or make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise desire. However, we have the right under the Purchase Agreement to control the timing and amount of sales of our shares to Aspire Capital, and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

5

Cautionary Note Regarding Forward-Looking Statements

This prospectus and the documents incorporated by reference herein contain, in addition to historical information, certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, that include information relating to future events, future financial performance, strategies, expectations, competitive environment, regulation and availability of resources. These forward-looking statements include, without limitation, statements regarding: proposed new products or services; our statements concerning litigation or other matters; statements concerning projections, predictions, expectations, estimates or forecasts for our business, financial and operating results and future economic performance; statements of management’s goals and objectives; trends affecting our financial condition, results of operations or future prospects; our financing plans or growth strategies; and other similar expressions concerning matters that are not historical facts. Words such as "may," "will," "should," "could," "would," "predicts," "potential," "continue," "expects," "anticipates," "future," "intends," "plans," "believes" and "estimates," and similar expressions, as well as statements in future tense, identify forward-looking statements.

Forward-looking statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times, or by which, that performance or those results will be achieved. Forward-looking statements are based on information available at the time they are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. Important factors that could cause these differences include, but are not limited to:

•	our need for immediate additional funding to support our operations and capital expenditures;
•	our working capital deficit;
•	our history of operating losses;
•	our inability to gain widespread acceptance of our PEER Reports;
•	our inability to prevail in convincing the United States Food and Drug Administration (the “FDA”), that our rEEG or PEER Online service does not constitute a medical device and should, therefore, not be subject to regulations;
•	the possible imposition of fines or penalties by the FDA for alleged violations of its rules and regulations;
•	our revenue and prospects for profitability may be harmed;
•	our business may be subject to additional regulations in the future that could increase our compliance costs;
•	our operating results may fluctuate significantly and our stock price could decline or fluctuate if our results do not meet the expectation of analysts or investors;
•	our intellectual property position;
•	our inability to achieve greater and broader market acceptance of our products and services in existing and new market segments;
•	any negative or unfavorable media coverage;
•	our inability to generate and commercialize additional products and services;
•	our inability to comply with the substantial and evolving regulation by state and federal authorities, which could hinder, delay or prevent us from commercializing our products and services;
•	our inability to successfully compete against existing and future competitors;
•	delays or failure in clinical trials;
•	any losses we may incur as a result of litigation;
•	our inability to manage and maintain the growth of our business;
•	our inability to protect our intellectual property rights;
•	employee relations;
•	possible security breaches;
•	possible personal injury claims in the future;
•	our limited trading volume; and
•	our anticipated use of the net proceeds from the potential sale of Purchase Shares to Aspire Capital.

Additional risks, uncertainties and other factors that may cause our actual results, performance or achievements to be different from those expressed or implied in our written or oral forward-looking statements may be found in this prospectus under the heading "Risk Factors" and in our Annual Report on Form 10-K for the year ended September 30, 2016 under the headings "Risk Factors" and "Business," as updated in our Quarterly Report(s) on Form 10-Q.

6

Forward-looking statements speak only as of the date they are made. You should not put undue reliance on any forward-looking statements. We assume no obligation to update forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting forward-looking information, except to the extent required by applicable securities laws. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

7

The Aspire Capital TransactionS

The Equity Line

General

On December 6, 2016, we entered into the Purchase Agreement which provides that, upon the terms and subject to the conditions and limitations set forth therein, Aspire Capital is committed to purchase up to an aggregate of $10 million of our shares of Common Stock over the term of the Purchase Agreement. In consideration for entering into the Purchase Agreement, concurrently with the execution of the Purchase Agreement, we issued to Aspire Capital the Commitment Shares. Concurrently with entering into the Purchase Agreement, we also entered into the Registration Rights Agreement, in which we agreed to file one or more registration statements as permissible and necessary to register under the Securities Act, the sale of the shares of our Common Stock that have been and may be issued to Aspire Capital under the Purchase Agreement.

As of December 21, 2016, there were 2,229,061 shares of our Common Stock outstanding (795,101 shares held by non-affiliates), which includes the 40,000 Private Placement Shares and the 80,000 Commitment Shares issued to Aspire Capital, but excludes the 1,200,000 Purchase Shares that we may issue to Aspire Capital pursuant to the Purchase Agreement, and further excludes an aggregate of 325,120 shares of Common Stock issuable upon the exercise of outstanding options under our incentive plans. If all of such 1,200,000 Purchase Shares offered hereby were issued and outstanding as of December 21, 2016, such shares would represent 35.0% of the total Common Stock outstanding or 60.2% of the non-affiliate shares of Common Stock outstanding as of December 21, 2016. The number of shares of our Common Stock ultimately offered for sale by Aspire Capital is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement.

Pursuant to the Purchase Agreement, the Registration Rights Agreement and the Private Placement, we are registering 1,280,000 shares of our Common Stock under the Securities Act, which includes the 80,000 Commitment Shares that have already been issued to Aspire Capital, the 1,200,000 Purchase Shares which we may issue to Aspire Capital after this registration statement is declared effective under the Securities Act and the 40,000 Private Placement Shares. The 1,280,000 Equity Line Shares, along with the 40,000 private placement shares, are being offered pursuant to this prospectus. Under the Purchase Agreement, we have the right but not the obligation to issue more than the 1,280,000 Equity Line Shares included in this prospectus to Aspire Capital. As of the date hereof, we do not have any plans or intent to issue to Aspire Capital any shares of Common Stock in addition to the 1,280,000 Equity Line Shares and 40,000 Private Placement Shares offered hereby.

After the SEC has declared effective the registration statement of which this prospectus is a part, on any trading day on which the closing sale price of our Common Stock is not less than $0.50 per share, we have the right, in our sole discretion, to present Aspire Capital with a Purchase Notice, directing Aspire Capital (as principal) to purchase up to 50,000 shares of our Common Stock per business day, up to $10 million of our Common Stock in the aggregate over the term of the Purchase Agreement, at a Purchase Price calculated by reference to the prevailing market price of our Common Stock over the preceding 12-business day period (as more specifically described below); however, no sale pursuant to a Purchase Notice may exceed $100,000 per trading day.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for 50,000 shares of our Common Stock and the closing price of our Common Stock exceeds $0.50 per share, we also have the right, in our sole discretion, to present Aspire Capital with a VWAP Purchase Notice directing Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of the Company’s Common Stock traded on the OTCQB marketplace on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold. The VWAP Purchase Price is calculated by reference to the prevailing market price of our Common Stock (as more specifically described below).

The Purchase Agreement provides that the Company and Aspire Capital shall not effect any sales under the Purchase Agreement on any purchase date where the closing sale price of our Common Stock is less than the Floor Price. There are no trading volume requirements or restrictions under the Purchase Agreement, and we will control the timing and amount of any sales of our Common Stock to Aspire Capital. Aspire Capital has no right to require any sales by us, but is obligated to make purchases from us as we direct in accordance with the Purchase Agreement. There are no limitations on use of proceeds, financial or business covenants, restrictions on future financings, rights of first refusal, participation rights, penalties or liquidated damages in the Purchase Agreement. Aspire Capital may not assign its rights or obligations under the Purchase Agreement. The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

8

Purchase Of Shares Under The Common Stock Purchase Agreement

Under the Purchase Agreement, on any trading day selected by us on which the closing sale price of our Common Stock is not less than $0.50 per share, we may direct Aspire Capital to purchase up to 50,000 shares of our Common Stock per trading day. The Purchase Price of such shares is equal to the lesser of:

•	the lowest sale price of our Common Stock on the purchase date; or

•	the arithmetic average of the three lowest closing sale prices for our Common Stock during the twelve consecutive trading days ending on the trading day immediately preceding the purchase date.

In addition, on any date on which we submit a Purchase Notice to Aspire Capital for purchase of 50,000 shares and on which the closing price of our Common Stock exceeds $0.50 per share, we also have the right to direct Aspire Capital to purchase an amount of stock equal to up to 30% of the aggregate shares of our Common Stock traded on the OTCQB marketplace on the next trading day, subject to the VWAP Purchase Share Volume Maximum and the VWAP Minimum Price Threshold, which is equal to the greater of (a) 80% of the closing price of the Company’s Common Stock on the business day immediately preceding the VWAP Purchase Date or (b) such higher price as set forth by the Company in the VWAP Purchase Notice. The VWAP Purchase Price of such shares is the lesser of:

•	the closing sale price of our Common Stock on the VWAP Purchase Date; or

•	95% of the volume-weighted average price for our Common Stock traded on the OTCQB marketplace:

o	on the VWAP Purchase Date, if the aggregate shares traded on the OTCQB marketplace on that date have not exceeded the VWAP Purchase Share Volume Maximum and the sale price of our Common Stock has not fallen below the VWAP Minimum Price Threshold; or

o	during that portion of the VWAP Purchase Date until such time as the sooner to occur of (i) the time at which the aggregate shares traded on the OTCQB marketplace exceed the VWAP Purchase Share Volume Maximum or (ii) the time at which the sale price of the Company’s Common Stock falls below the VWAP Minimum Price Threshold.

The Purchase Price will be adjusted for any reorganization, recapitalization, non-cash dividend, stock split, reverse stock split or other similar transaction occurring during the trading day(s) used to compute the Purchase Price. We may deliver multiple Purchase Notices and VWAP Purchase Notices to Aspire Capital from time to time during the term of the Purchase Agreement, so long as the most recent purchase has been completed.

Minimum Share Price

Under the Purchase Agreement, we and Aspire Capital may not effect any sales of shares of our Common Stock under the Purchase Agreement on any trading day that the closing sale price of our Common Stock is less than $0.50 per share.

Events of Default

Generally, Aspire Capital may terminate the Purchase Agreement upon the occurrence of any of the following, among other, events of default:

•	the effectiveness of any registration statement that is required to be maintained effective pursuant to the terms of the Registration Rights Agreement between us and Aspire Capital lapses for any reason (including, without limitation, the issuance of a stop order) or is unavailable to Aspire Capital for sale of our shares of Common Stock, and such lapse or unavailability continues for a period of ten consecutive business days or for more than an aggregate of thirty business days in any 365-day period, which is not in connection with a post-effective amendment to any such registration statement; in connection with any post-effective amendment to such registration statement that is required to be declared effective by the SEC such lapse or unavailability may continue for a period of no more than thirty consecutive business days, which period shall be extended for up to an additional thirty business days if we receive a comment letter from the SEC in connection therewith;

•	the suspension from trading or failure of our Common Stock to be quoted, for a period of three consecutive business days, on our principal market;

9

•	the delisting of our Common Stock from our principal market, provided our Common Stock is not immediately thereafter trading on the New York Stock Exchange, the NYSE MKT, the Nasdaq Capital Market, the Nasdaq Global Select Market, the Nasdaq Global Market, the OTC Bulletin Board or OTCQX marketplace of the OTC Markets Group;

•	our transfer agent’s failure to issue to Aspire Capital shares of our Common Stock which Aspire Capital is entitled to receive under the Purchase Agreement within five business days after an applicable purchase date;

•	any breach by us of the representations or warranties (as of the dates made), covenants or any other term or condition contained in the Purchase Agreement or any related agreements which could reasonably be expected to have a material adverse effect on us, subject to a cure period of five business days in the case of a breach of a covenant which is reasonably curable; or

•	any participation or threatened participation in insolvency or bankruptcy proceedings by or against us.

Our Termination Rights

The Purchase Agreement may be terminated by us at any time, at our discretion, without any penalty or cost to us.

No Short-Selling or Hedging by Aspire Capital

Aspire Capital has agreed that neither it nor any of its agents, representatives and affiliates shall engage in any direct or indirect short-selling or hedging of our Common Stock during any time prior to the termination of the Purchase Agreement.

Effect of Performance of the Purchase Agreement on Our Stockholders

The Purchase Agreement does not limit the ability of Aspire Capital to sell any or all of the 1,280,000 Equity Line Shares that are being registered in this offering. It is anticipated that the 1,280,000 Equity Line Shares registered in this offering will be sold over a period of up to approximately thirty months from the date of this prospectus. The sale by Aspire Capital of a significant amount of shares registered in this offering at any given time could cause the market price of our Common Stock to decline and/or to be highly volatile. Aspire Capital may ultimately purchase all, some or none of the 1,200,000 Purchase Shares not yet issued but registered in this offering. After it has acquired such shares, it may sell all, some or none of such shares. Therefore, sales to Aspire Capital by us pursuant to the Purchase Agreement also may result in substantial dilution to the interests of other holders of our Common Stock. However, we have the right to control the timing and amount of any sales of our shares to Aspire Capital and the Purchase Agreement may be terminated by us at any time at our discretion without any penalty or cost to us.

Percentage of Outstanding Shares After Giving Effect to the Issuance of the Purchase Shares to Aspire Capital

In connection with entering into the Purchase Agreement, we authorized the sale to Aspire Capital of up to $10 million of our shares of Common Stock. However, we estimate that we will sell no more than 1,200,000 shares to Aspire Capital under the Purchase Agreement (exclusive of the 80,000 Commitment Shares), all of which are included in this offering. Subject to any required approval by our board of directors, we have the right but not the obligation to issue more than the 1,280,000 Equity Line Shares included in this prospectus to Aspire Capital under the Purchase Agreement. In the event we elect to issue more than 1,280,000 shares under the Purchase Agreement, we will be required to file a new registration statement and have it declared effective by the SEC. The number of shares ultimately offered for sale by Aspire Capital in this offering is dependent upon the number of shares purchased by Aspire Capital under the Purchase Agreement. The following table sets forth the number and percentage of outstanding shares to be held by Aspire Capital after giving effect to the sale of Purchase Shares issuable to Aspire Capital under the Purchase Agreement at varying purchase prices:

10

Assumed Average Purchase Price	Proceeds from the Sale of Purchase Shares to Aspire Capital Under the Purchase Agreement Registered in this Offering	Number of Purchase Shares to be Issued in this Offering at the Assumed Average Purchase Price(1)	Percentage of Outstanding Shares After Giving Effect to the Purchase Shares Issued to Aspire Capital(2)
$3.00	$3,600,000	1,200,000	35.0%
$6.00	$7,200,000	1,200,000	35.0%
$8.50	$10,000,000	1,176,470	34.5%
$10.50	$10,000,000	952,380	30.0%
$13.00	$10,000,000	769,230	25.7%
$15.00	$10,000,000	666,666	23.0%

(1)	Excludes (i) the 80,000 Commitment Shares issued under the Purchase Agreement between the Company and Aspire Capital and (ii) the 40,000 Private Placement Shares.

(2)	The denominator is based on 2,229,061 shares outstanding as of December 21, 2016, which includes the 80,000 Commitment Shares and 40,000 Private Placement Shares previously issued to Aspire Capital, and the number of shares set forth in the adjacent column which we would have sold to Aspire Capital. The numerator is based on the number of shares which we may issue to Aspire Capital under the Purchase Agreement (that are the subject of this offering) at the corresponding assumed purchase price set forth in the adjacent column.

The Private Placement

On November 30, 2016, we entered into a subscription agreement with six accredited investors, pursuant to which we sold and issued an aggregate of 160,000 shares of Common Stock in a private placement and received gross cash proceeds of $1.0 million. Aspire Capital purchased an aggregate of 40,000 Private Placement Shares as part of this private placement.

11

Use of Proceeds

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by Aspire Capital. We will not receive any proceeds upon the sale of shares by Aspire Capital. However, we may receive proceeds up to $10 million under the Purchase Agreement with Aspire Capital.

The proceeds received from the sale of the shares under the Purchase Agreement are expected be used for working capital and general corporate purposes, including advancement of our PEER product. However, we cannot guarantee that we will receive any proceeds in connection with the Purchase Agreement because we may be unable or choose not to issue and sell any securities pursuant to the Purchase Agreement. This anticipated use of net proceeds from the sale of our Common Stock to Aspire Capital under the Purchase Agreement represents our intentions based upon our current plans and business conditions.

12

Selling Stockholder

The selling stockholder may from time to time offer and sell any or all of the shares of our Common Stock set forth below pursuant to this prospectus. When we refer to the "selling stockholder" in this prospectus, we mean the entity listed in the table below, and its respective pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the selling stockholder’s interests in shares of our Common Stock other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the selling stockholder for whom we are registering shares for sale to the public, the number of shares of Common Stock beneficially owned by the selling stockholder prior to this offering, the total number of shares of Common Stock that the selling stockholder may offer pursuant to this prospectus and the number of shares of Common Stock that the selling stockholder will beneficially own after this offering. Except as noted below, the selling stockholder does not have, and within the past three years has not had, any material relationship with us or any of our predecessors or affiliates and the selling stockholder is not or was not affiliated with registered broker-dealers.

Based on the information provided to us by the selling stockholder, assuming that the selling stockholder sells all of the shares of our Common Stock beneficially owned by it that have been registered by us and does not acquire any additional shares during the offering, the selling stockholder will not own any shares other than those appearing in the column entitled "Beneficial Ownership After This Offering." We cannot advise you as to whether the selling stockholder will in fact sell any or all of such shares of Common Stock. In addition, the selling stockholder may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares of our Common Stock in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth in the table below.

				Beneficial Ownership After this Offering(1)
Name	Shares of Common Stock Owned Prior to this Offering		Shares of Common Stock Being Offered	Number of Shares	%(2)
Aspire Capital Fund, LLC(3)	120,000	(4)	1,320,000	—	—

_____________________________

 * Represents less than 1% of outstanding shares.

(1)	Assumes the sale of all shares of Common Stock registered pursuant to this prospectus, although the selling stockholder is under no obligation known to us to sell any shares of Common Stock at this time.
(2)	Based on 2,229,061 shares of Common Stock outstanding on December 21, 2016.
(3)	Aspire Capital Partners LLC ("Aspire Partners") is the Managing Member of Aspire Capital Fund LLC ("Aspire Fund"). SGM Holdings Corp ("SGM") is the Managing Member of Aspire Partners. Mr. Steven G. Martin ("Mr. Martin") is the president and sole shareholder of SGM, as well as a principal of Aspire Partners. Mr. Erik J. Brown ("Mr. Brown") is the president and sole shareholder of Red Cedar Capital Corp ("Red Cedar"), which is a principal of Aspire Partners. Mr. Christos Komissopoulos ("Mr. Komissopoulos") is president and sole shareholder of Chrisko Investors Inc. ("Chrisko"), which is a principal of Aspire Partners. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos may be deemed to be a beneficial owner of Common Stock held by Aspire Fund. Each of Aspire Partners, SGM, Red Cedar, Chrisko, Mr. Martin, Mr. Brown, and Mr. Komissopoulos disclaims beneficial ownership of the Common Stock held by Aspire Fund.
(4)	Consists of (i) 80,000 shares of our Common Stock that have been acquired by Aspire Capital under the Purchase Agreement, consisting of shares we issued to Aspire Capital as a commitment fee, and (ii) 40,000 Private Placement Shares. We may elect in our sole discretion to sell to Aspire Capital up to an additional 1,200,000 shares under the Purchase Agreement but Aspire Capital does not presently beneficially own those shares as determined in accordance with the rules of the SEC.

13

PLAN OF DISTRIBUTION

The Common Stock offered by this prospectus is being offered by Aspire Capital, the selling stockholder. The Common Stock may be sold or distributed from time to time by the selling stockholder directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. The sale of the Common Stock offered by this prospectus may be effected in one or more of the following methods:

•	ordinary brokers’ transactions;

•	transactions involving cross or block trades;

•	through brokers, dealers, or underwriters who may act solely as agents;

•	"at the market" into an existing market for the Common Stock;

•	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;

•	in privately negotiated transactions; or

•	any combination of the foregoing.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be sold unless they have been registered or qualified for sale in the state or an exemption from the registration or qualification requirement is available and complied with.

The selling stockholder may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act, if available, rather than under this prospectus. In addition, the selling stockholder may transfer the shares of Common Stock by other means not described in this prospectus.

Brokers, dealers, underwriters, or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from the selling stockholder and/or purchasers of the Common Stock for whom the broker-dealers may act as agent. Aspire Capital has informed us that each such broker-dealer will receive commissions from Aspire Capital which will not exceed customary brokerage commissions.

Aspire Capital is an "underwriter" within the meaning of the Securities Act.

Neither we nor Aspire Capital can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between Aspire Capital, any other stockholder, broker, dealer, underwriter, or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters, or dealers and any compensation from the selling stockholder, and any other required information.

We will pay all of the expenses incident to the registration, offering, and sale of the shares to the public other than commissions or discounts of underwriters, broker-dealers, or agents. We have agreed to indemnify Aspire Capital and certain other persons against certain liabilities in connection with the offering of shares of Common Stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities. Aspire Capital has agreed to indemnify us against liabilities under the Securities Act that may arise from certain written information furnished to us by Aspire Capital specifically for use in this prospectus or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, and controlling persons, we have been advised that in the opinion of the SEC this indemnification is against public policy as expressed in the Securities Act and is therefore, unenforceable.

14

Aspire Capital and its affiliates have agreed not to engage in any direct or indirect short selling or hedging of our Common Stock during the term of the Purchase Agreement.

We have advised Aspire Capital that while it is engaged in a distribution of the shares included in this prospectus it is required to comply with Regulation M promulgated under the Securities Exchange Act of 1934, as amended. With certain exceptions, Regulation M precludes the selling stockholder, any affiliated purchasers, and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchases made in order to stabilize the price of a security in connection with the distribution of that security. All of the foregoing may affect the marketability of the shares offered hereby this prospectus.

We may suspend the sale of shares by Aspire Capital pursuant to this prospectus for certain periods of time for certain reasons, including if the prospectus is required to be supplemented or amended to include additional material information.

This offering will terminate on the date that all shares offered by this prospectus have been sold by Aspire Capital.

15

Legal Matters

The validity of the securities offered by this prospectus will be passed upon for us by Dentons US LLP, New York, New York.

Experts

The financial statements of MYnd Analytics, Inc. appearing in the Company’s annual report on Form 10-K for the year ended September 30, 2016 have been audited by Anton & Chia, LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information in the registration statement of which this prospectus is a part and the exhibits to such registration statement. For further information with respect to us and the Common Stock offered by this prospectus, we refer you to the registration statement of which this prospectus is a part and the exhibits to such registration statement. Statements contained in this prospectus as to the contents of any contract or any other document are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part. Each of these statements is qualified in all respects by this reference.

You may read and copy the registration statement of which this prospectus is a part, as well as our reports, proxy statements and other information, at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including MYnd Analytics, Inc. The SEC’s Internet site can be found at http://www.sec.gov. You may also request a copy of these filings, at no cost, by writing us at 26522 La Alameda, Suite 290, Mission Viejo, California 92691 or telephoning us at (949) 420-4400.

We are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance with this law, file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information are available for inspection and copying at the SEC’s public reference facilities and the website of the SEC referred to above. We also maintain a website at www.myndanalytics.com. You may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this prospectus and the inclusion of our website address in this prospectus is an inactive textual reference only.

Incorporation of Certain Information by Reference

The SEC allows us to incorporate by reference the information and reports we file with it, which means that we can disclose important information to you by referring you to these documents. The information incorporated by reference is an important part of this prospectus. We are incorporating by reference the documents listed below (other than information furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary), which we have already filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended September 30, 2016, filed with the SEC on December 22, 2016;
•	our Current Reports on Form 8-K filed with the SEC on (i) October 5, 2016, (ii) November 2, 2016, (iii) December 6, 2016 and (iv) December 22, 2016; and
•	the description of our Common Stock set forth in the Registrant’s Registration Statement on Form 8-A (File No. 001-35527), filed with the SEC on April 26, 2012, including any amendments or reports filed for the purpose of updating such description.

16

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus and will become a part of this prospectus from the respective dates that such documents are filed with the SEC. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus supplement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Documents incorporated by reference are available from us, without charge. You may obtain documents incorporated by reference in this prospectus by requesting them in writing or by telephone at the following address:

MYnd Analytics, Inc.

26522 La Alameda, Suite 290

Mission Viejo, California 92691

Telephone: (949) 420-4400

You also may access these filings on our Internet site at www.myndanalytics.com. Our web site and the information contained on that site, or connected to that site, are not incorporated into this prospectus or the registration statement of which this prospectus is a part.

This prospectus is part of a registration statement we filed with the SEC. We have incorporated exhibits into the registration statement of which this prospectus is a part. You should read the exhibits carefully for provisions that may be important to you. Neither we nor the selling stockholder authorized anyone to provide any information or to make any representations other than those contained in this prospectus or in any free writing prospectus prepared by or on behalf of us or to which we have referred you. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the shares offered hereby, but only under the circumstances and in the jurisdictions where it is lawful to do so. The information contained in this prospectus or in any applicable free writing prospectus is current only as of its date, regardless of its time of delivery.

17

1,320,000 Shares

Common Stock

PROSPECTUS

, 2016

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, payable by the Company in connection with the registration and sale of the Common Stock being registered. All amounts are estimates except the SEC registration fee.

Amount
SEC registration fee	$1,170.36
Printing and mailing expenses	5,000.00
Accounting fees and expenses	3,500.00
Legal fees and expenses	50,000.00
Transfer agent fees and expenses	5,000.00
Miscellaneous	3,329.64
Total expenses	$68,000.00

ITEM 14.  Indemnification of Directors and Officers.

The Delaware General Corporation Law and certain provisions of our certificate of incorporation and bylaws under certain circumstances provide for indemnification of our officers, directors and controlling persons against liabilities which they may incur in such capacities.  A summary of the circumstances in which such indemnification is provided for is contained herein, but this description is qualified in its entirety by reference to our certificate of incorporation, bylaws and to the statutory provisions.

In general, any officer, director, employee or agent may be indemnified against expenses, fines, settlements or judgments arising in connection with a legal proceeding to which such person is a party, if that person’s actions were in good faith, were believed to be in our best interest, and with respect to any criminal action or proceeding, such person had no reasonable cause to believe their actions were unlawful.  Unless such person is successful upon the merits in such an action, indemnification may be awarded only after a determination by independent decision of the board of directors, by legal counsel, or by a vote of the stockholders, that the applicable standard of conduct was met by the person to be indemnified.

The circumstances under which indemnification is granted in connection with an action brought on our behalf is generally the same as those set forth above; however, with respect to such actions, indemnification is granted only with respect to expenses actually incurred in connection with the defense or settlement of the action.  In such actions, unless the court determines otherwise, the person to be indemnified must have acted in good faith and in a manner believed to have been in our best interest, and have not been adjudged liable to the corporation.

Indemnification may also be granted pursuant to the terms of agreements which we are currently party to with each of our directors and executive officers, agreements which we may enter into in the future or pursuant to a vote of stockholders or directors.  Delaware law and our certificate of incorporation also grant the power to us to purchase and maintain insurance which protects our officers and directors against any liabilities incurred in connection with their service in such a position, and such a policy may be obtained by us.

A stockholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers as required by these indemnification provisions.  There is no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification by us is sought, nor are we aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

ITEM 15.  Recent Sales of Unregistered Securities.

The Company has sold the securities described below within the past three years which were not registered under the Securities Act. All of the sales listed below were made pursuant to an exemption from registration afforded by Section 4(a)(2) of the Securities Act and Regulation D thereunder, as the securities were issued to accredited investors, without a view to distribution, and were not issued through any general solicitation or advertisement.

Private Placement of Convertible Notes

From October 4, 2013, through February 14, 2014, 29 accredited investors purchased an aggregate of 5,900,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $1,475,000.

Between November 11, 2013, and December 20, 2013, the Company issued an aggregate of 1,446,380 shares of its Common Stock valued at $361,500, as full and complete settlement of trade payables totaling an aggregate $1,466,800 owed to two creditors who are also accredited investors.

From July 8, 2014 through July 23, 2014, 8 accredited investors purchased an aggregate of 1,040,000 shares of Common Stock, at a price of $50.00 per share pursuant to private placements. The Company received gross aggregate cash proceeds of $260,000.

Between September 22, 2014, and July 20, 2015, the Company entered into a Note Purchase Agreement (the "Original Note Purchase Agreement") in connection with a bridge financing, with nine accredited investors, including lead investor RSJ Private Equity investiční fond s proměnným základním kapitálem ("RSJ PE"). Pursuant to the Original Note Purchase Agreement, the Company issued fifteen secured convertible promissory notes (each, a "September 2014 Note") in the aggregate principal amount of $2.29 million. Of this amount, RSJ PE purchased a September 2014 Note for $750,000. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, subsequently joined our Board on July 30, 2015. The September 2014 Notes were also purchased by four additional affiliates of the Company (refer to the Note Issuance and Conversion Table below).

  The Original Note Purchase Agreement provided for the issuance and sale of September 2014 Notes in the aggregate principal amount of up to $2.5 million, in one or more closings to occur over a six-month period beginning September 22, 2014. The Original Note Purchase Agreement also provided that the Company and the holders of the September 2014 Notes enter into a registration rights agreement covering the registration of the resale of the shares of the Common Stock underlying the September 2014 Notes.

On April 14, 2015, the Company entered into Amendment No. 1 to the Original Note Purchase Agreement with the majority of the noteholders in principal, dated as of April 14, 2015 ("Amendment No. 1"), pursuant to which: (i) the aggregate principal amount of notes provided for issuance was increased by $0.5 million to a total of $3.0 million, and (ii) the period to raise the $3.0 million was extended to September 30, 2015. The Company subsequently amended and restated the Original Note Purchase Agreement solely to update for the changes made pursuant to Amendment No. 1 (such amended and restated agreement, together with the Original Note Purchase Agreement, the "Note Purchase Agreement").

On September 14, 2015, the Company entered into an Omnibus Amendment (the "Omnibus Amendment") to the Note Purchase Agreement and the notes purchased and sold pursuant thereto, with the majority of the noteholders to fix the conversion price of all notes at $10.00 per share (as adjusted for stock splits, stock dividends, combinations or the like affecting the Common Stock) (the "Fixed Conversion Price") (i) automatically, in the event of a qualified financing of not less than $5 million, or (ii) voluntarily, within 15 days prior to the maturity date of the note. The Omnibus Amendment also amended the form of note attached to the Note Purchase Agreement to reflect the Fixed Conversion Price.

Subsequently thereto, on September 14, 15 and 24, 2015, the Company entered into a Note Purchase Agreement, as amended by the Omnibus Amendment, with each of six accredited investors, in connection with a bridge financing. Pursuant to these Note Purchase Agreements, the Company issued an aggregate principal amount of $710,000 of secured convertible promissory notes (collectively, the "September 2015 Notes," and together with the September 2014 Notes and all other notes purchased and sold pursuant to the Note Purchase Agreement, the "Notes"), which amount also represents the gross proceeds to the Company from the September 2015 Notes. Four of the six September 2015 Notes were purchased by affiliates of the Company, or an entity under such affiliate’s control (refer to the Note Issuance and Conversion Table below)

Through December 23, 2015, and prior to further amendments to the Notes, all of the Notes were scheduled to mature on March 21, 2016, (subject to earlier conversion or prepayment), and earned interest at a rate of 5% per annum with interest payable at maturity. The Notes could not be prepaid without the prior written consent of the holder of such Notes. The Notes were secured by a security interest in the Company’s intellectual property, as detailed in a security agreement. Upon a change of control of the Company, the holder of a Note had the option to have the Note repaid with a premium equal to 50% of the outstanding principal.

II-2

On December 23, 2015, the Company entered into a Second Amended and Restated Note and Warrant Purchase Agreement (which further amended and restated the Note Purchase Agreement, as modified by the Omnibus Amendment) (the "Second Amended Note & Warrant Agreement") with each of 16 accredited investors, pursuant to which (i) the aggregate principal amount of Notes available for issuance was increased from $3.0 million to up to $6.0 million, (ii) the maturity date of the Notes outstanding prior to such amendment was extended from March 21, 2016 to December 31, 2017, (iii) the time during which Notes may be issued was extended and (iv) certain warrants were issued to holders of both previously issued and Notes issued under the Second Amended Note & Warrant Agreement.

Pursuant to the Second Amended Note & Warrant Agreement, on December 23 and December 28, 2015, the Company issued to the two purchasers thereof, who are both affiliates (refer to the Note Issuance and Conversion Table below) of the Company, (i) an aggregate principal amount of $1,000,000 of secured convertible promissory notes (each, a "December 2015 Note"), which amount also represents the gross proceeds to the Company from the December 2015 Notes, and (ii) a Note Warrant to each holder of December 2015 Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their December 2015 Note (each, a "Note Warrant"). Each Note Warrant was exercisable, in whole or in part, during the period beginning on the date of its issuance, and ending on the earlier of (i) December 31, 2020 and (ii) the date that was forty-five (45) days following the date on which the daily closing price of shares of the Company's Common Stock quoted on the OTCQB Venture Marketplace (or other bulletin board or exchange on which the Company's Common Stock is traded or listed) exceeded $50.00 for at least ten (10) consecutive trading days. The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Between February 23, 2016 and June 30, 2016, the Company issued to seven accredited investor purchasers thereof (i) an aggregate principal amount of $1,100,000 in eight separate Notes and (ii) a warrant to each holder of such Notes to purchase the Company's Common Stock, in an amount equal to 100% of the shares underlying their respective Note (each, also a "Note Warrant"). A total of 110,000 shares of Common Stock in the aggregate were underlying these Note Warrants. Five of the purchasers were affiliates of the Company (refer to the Note Issuance and Conversion Table below). The Note Warrants were subsequently cancelled. For additional details on cancellation of the Note Warrants, see "―Note Conversion and Warrant Cancellation" below.

Also on December 23, 2015, in consideration for the agreement to extend the maturity date of the Notes, the Company issued to holders of all Notes outstanding prior to the date of the Second Amended Note & Warrant Agreement, warrants to purchase an aggregate of 300,000 shares of Common Stock (the "Extension Warrants", together with the Note Warrants, the "Warrants"). All Warrants had identical terms. Each such holder was issued an Extension Warrant to purchase Common Stock in an amount equal to 100% of the shares underlying each such holder's previously outstanding Notes. Extension Warrants were issued to affiliates (refer to the Note Issuance and Conversion Table below). All Note Warrants and Extension Warrants were subsequently cancelled upon conversion of the Notes. For additional details on cancellation of the Warrants, see "―Note Conversion and Warrant Cancellation" below.

On August 15, 2016, the Company entered into an Amendment No. 1 to the Second Amended Note and Warrant Agreement with the investors party thereto to extend the time during which the Notes and the Warrants could be issued under the Second Amended Note and Warrant Agreement from August 11, 2016 to September 1, 2016.

On September 19, 2016, the Company entered into a Second Omnibus Amendment (the "Second Omnibus Amendment"), with a majority of over 80% of the noteholders, thereby amending: (i) the Notes, (ii) the Second Amended Note and Warrant Agreement, as amended and (iii) the Warrants. Pursuant to the Second Omnibus Amendment, the Company had the option, exercisable at any time after September 1, 2016, to mandatorily convert all Notes into shares of the Company's common stock at $5.00 per share (the "Mandatory Conversion").

Note Conversion and Warrant Cancellation

On September 19, 2016, pursuant to the Second Omnibus Amendment, the Company exercised the Mandatory Conversion and, on September 21, 2016, (i) converted the entire outstanding principal balance of $6,000,000, plus accrued interest of $317,000 on all of the Notes into 1,263,406 shares of the Company's common stock at a conversion price of $5.00 per share and (ii) cancelled all Warrants.

The below table sets forth details regarding the shares issued to certain related parties upon the Company's exercise of the Mandatory Conversion:

II-3

Note Issuance and Conversion Table:

Note Holder		Principal Amount	Accrued Interest at Conversion	Shares issued on Conversion
Original Note Purchase Agreement
Note Date Range Sept 22,2014 to July 20,2015
RSJ Private Equity	(1)	$750,000	$76,200	165,246
John Pappajohn	(2)	200,000	20,400	44,089
John Pappajohn	(5)	200,000	14,200	42,820
Tierney Family Trust	(3)	540,000	46,000	117,199
Follman Family Trust	(4)	100,000	7,700	21,538
Oman Ventures	(6)	200,000	20,400	44,089
4 Accredited Investors		300,000	30,600	66,112
Subtotal for First Round		$2,290,000
Omnibus Amendment Sept 14, 2015
Note Date Range Sept 14,2015 to September 24, 2015
RSJ Private Equity	(1)	$350,000	17,300	73,462
Robin Smith	(2)	60,000	3,100	12,611
John Pappajohn	(2)	100,000	5,100	21,015
Follman Family Trust	(4)	150,000	7,600	31,522
2 Accredited Investors		50,000	2,500	10,508
Subtotal for Second Round		$710,000
Second Amended Note December 23 & 28, 2015
RSJ Private Equity	(1)	$750,000	27,300	155,465
John Pappajohn	(2)	250,000	9,300	51,856
Subtotal for Third Round		$1,000,000
Note Date Range Feb 23,2016 to August 16, 2016
RSJ Private Equity	(1)	$250,000	1,400	50,281
Robin Smith	(2)	40,000	800	8,165
John Pappajohn	(2)	850,000	14,000	172,802
Tierney Family Trust	(3)	100,000	600	20,129
Follman Family Trust	(4)	300,000	5,100	61,014
Carpenter, George & Jill	(7)	100,000	1,300	20,254
Harris, Geoffrey	(2)	10,000	300	2,058
2 Accredited Investors		300,000	5,600	61,124
Brandt Ventures	(8)	50,000	200	10,047
Subtotal for Final Round		$2,000,000
Balances Converted September 19, 2016		$6,000,000	$317,000	1,263,406

(1)	RSJ PE is a greater than 5% shareholder. Michal Votruba, a Director for Life Sciences for the RSJ/Gradus Fund, joined our Board on July 30, 2015.
(2)	Member of the Board.
(3)	Thomas Tierney is a trustee of the Tierney Family Trust. Mr. Tierney originally joined the Board on February 25, 2013 and served as Chairman of the Board from March 26, 2013 through his resignation on May 22, 2015. On September 29, 2016 Mr. Tierney rejoined the Board. The Tierney Family Trust is a greater than 5% shareholder of the Company.
(4)	Robert Follman is a trustee of the Follman Family Trust and is a member of the Board.
(5)	John Pappajohn is a member of the Board. He purchased $200,000 of Notes, which on September 6, 2015, were assigned to four accredited investors. Approximately $10,400 of the total interest was attributable to such transferred Notes, resulting in an aggregate of 42,084 shares being issued upon the Mandatory Conversion of such transferred Notes.

II-4

(6)	Mark & Jill Oman are the beneficial owners of Oman Ventures and were greater than 5% shareholders of the Company.
(7)	George Carpenter is the CEO of the Company.
(8)	Brandt Ventures was issued this note as part of the Company’s settlement of its litigation with Leonard Brandt (a former director of the Company) and Brandt Ventures.

Private Placement of Common Stock

On November 30, 2016, the Company entered into a subscription agreement with six accredited investors, pursuant to which it sold and issued an aggregate of 160,000 shares of its Common Stock in a private placement, at a per share price of $6.25, and received gross cash proceeds of $1,000,000. Aspire Capital purchased an aggregate of 40,000 shares of Common Stock for $250,000 as part of this private placement. Three of the six accredited investors who participated in the private placement were affiliates who represented 50% of the cash proceeds as follows: Dr. Robin Smith, our Chairman of the Board, purchased 16,000 shares for $100,000; John Pappajohn, a member of the Board, purchased 32,000 shares for $200,000; and the Tierney Family Trust, of which our Board member, Thomas Tierney is a trustee, purchased 32,000 shares for $200,000. In connection with this private placement, certain investors (comprised of our executive officers and current and former directors) agreed to a 180-day “lock-up”, commencing on November 30, 2016, with respect to shares of Common Stock and other of our securities that they beneficially own, including securities that are convertible into shares of Common Stock and securities that are exchangeable or exercisable for shares of Common Stock. As a result, subject to certain exceptions, for a period of 180 days following November 30, 2016, such persons may not offer, sell, pledge or otherwise dispose of these securities without the Company's prior written consent.

On December 21, 2016, the Company sold and issued a further 48,000 shares of its Common Stock, at a per share price of $6.25, in a private placement to four accredited investors who were new to the Company, for which it received gross cash proceeds of $300,000.

The Aspire Capital Equity Line

On December 6, 2016, the Company entered into a Common Stock Purchase Agreement with Aspire Capital Fund, LLC, or Aspire Capital, which provides that, upon the terms and subject to the conditions and limitations set forth in the agreement, Aspire Capital is committed to purchase up to an aggregate of $10.0 million shares of the Company's Common Stock, or the Purchase Shares, over the 30-month term of the agreement. Pursuant to the terms of this agreement, the Company issued 80,000 shares of its Common Stock to Aspire Capital in consideration for entering into the agreement.

II-5

ITEM 16.  Exhibits and Financial Statement Schedules.

(a)           The exhibits listed under the caption "Exhibit Index" following the signature page are filed herewith or incorporated by reference herein.

(b)           Financial Statement Schedules

No financial statement schedules are provided because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or notes thereto.

ITEM 17.  Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) that, for the purpose of determining liability under the Securities Act to any purchaser: each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-6

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Mission Viejo, State of California, on December 23, 2016.

MYND ANALYTICS, INC.
(Registrant)

By:	/s/ George C. Carpenter IV
George C. Carpenter IV
Chief Executive Officer
(Principal Executive Officer)

POWER OF ATTORNEY

Know All Persons By These Presents, that each person whose signature appears below constitutes and appoints George C. Carpenter IV and Paul Buck, and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement on Form S-1 of MYnd Therapeutics, Inc., and any or all amendments (including post-effective amendments) thereto and any new registration statement with respect to the offering contemplated thereby filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises hereby ratifying and confirming all that said attorneys-in-fact and agents, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.

Signature	Title	Date

/s/ George C. Carpenter IV	Chief Executive Officer	December 23, 2016
George C. Carpenter IV	(Principal Executive Officer)

/s/ Paul Buck	Chief Financial Officer	December 23, 2016
Paul Buck	(Principal Financial and Accounting Officer)

/s/ Robin L. Smith, M.D.	Chairman of the Board	December 23, 2016
Robin L. Smith, M.D.

/s/ Robert J. Follman	Director	December 23, 2016
Robert J. Follman

/s/ Geoffrey E. Harris	Director	December 23, 2016
Geoffrey E. Harris

/s/ John Pappajohn	Director	December 23, 2016
John Pappajohn

/s/ Thomas T. Tierney	Director	December 23, 2016
Thomas T. Tierney

/s/ Michal Votruba	Director	December 23, 2016
Michal Votruba

II-7

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation and CNS Response, Inc. dated as of January 16, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on January 22, 2007 (File No. 000-26285).

2.2	Amendment No. 1 to Agreement and Plan of Merger by and among Strativation, Inc., CNS Merger Corporation, and CNS Response, Inc. dated as of February 28, 2007. Incorporated by reference to Exhibit No. 10.1 to the Registrant’s Current Report on Form 8-K filed on March 1, 2007 (File No. 000-26285).

3.1	Certificate of Incorporation, as amended. Incorporated by reference to Exhibit 3.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

3.2	Bylaws. Incorporated by reference to Exhibit No. 3.1 to the Registrant’s Current Report on Form 8-K filed on March 28, 2012.

4.1†	Amended and Restated 2006 Stock Incentive Plan. Incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on April 1, 2010.

4.2†	Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Annex A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed on October 6, 2016 (File No. 000-26285).

4.3	Sample Stock Certificate. Incorporated by reference to Exhibit 4.4 to the Registrant’s Amendment No. 4 to Registration Statement on Form S-1 (File No. 333-173934) filed on April 25, 2012.

4.4	Form of Restricted Share Agreement under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.5	Form of ISO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.5 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

4.6	Form of NQSO Stock Option Award Certificate under the MYnd Analytics, Inc. Amended and Restated 2012 Omnibus Incentive Compensation Plan. Incorporated by reference to Exhibit 4.6 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

5.1*	Opinion of Dentons US LLP.

10.1†	Employment Agreement by and between the Registrant and George Carpenter dated October 1, 2007. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on October 5, 2007 (File No. 000-26285).

10.2	Stock Purchase Agreement by and among Colorado CNS Response, Inc., Neuro-Therapy, P.C. and Daniel A. Hoffman, M.D. dated January 11, 2008. Incorporated by reference to Exhibit 10.9 to the Registrant’s Annual Report on Form 10-K filed on January 13, 2009.

10.3†	Employment Agreement by and between the Registrant and Paul Buck effective as of February 18, 2010. Incorporated by reference to Exhibit 10.23 to the Registrant’s Registration Statement on Form S-1/A (File No. 333-164613) filed on July 6, 2010.

10.4	Form of Placement Agent Warrant issued to Monarch Capital Group, LLC. Incorporated by reference to Exhibit 4.3 to the Registrant’s Current Report on Form 8-K filed on October 27, 2010 (File No. 000-26285).

10.5	Form of Agreement to Amend Placement Agent Warrants, dated as of June 3, 2011, between the Registrant and the holders of the Placement Agent Warrants issued pursuant to the September 30, 2010 and January 19, 2011 engagement agreements between the Registrant and Monarch Capital Group LLC and the April 15, 2011 engagement agreement between the Registrant and Antaeus Capital, Inc. Incorporated by reference to Exhibit 10.51 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

II-8

10.6	Form of Agreement to Amend Warrants issued to staff members of Equity Dynamics for consulting and support services, dated as of June 8, 2011. Incorporated by reference to Exhibit 10.52 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.7	Form of Amendment to Stock Option Agreement. Incorporated by reference to Exhibit 10.53 to the Registrant’s Amendment No. 1 to Registration Statement on Form S-1 (File No. 333-173934) filed on June 20, 2011.

10.8	Form of Employment Compensation Forfeiture and Exchange Agreement entered into as of December 16, 2013 by and among the Company and its senior employees. Incorporated by reference to Exhibit 10.86 to the Registrant’s Quarterly Report on Form 10-Q filed on February 13, 2014.

10.9	Form of Note Purchase Agreement. Incorporated by reference to Exhibit 10.89 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.10	Form of Security Agreement. Incorporated by reference to Exhibit 10.90 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.11	Form of Registration Rights Agreement made as of September 22, 2014, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.91 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.12	Form of Secured Convertible Promissory Note. Incorporated by reference to Exhibit 4.4 to the Registrant’s Annual Report on Form 10-K filed on December 29, 2014.

10.13	Form of Termination Agreement by and between the Company and Equity Dynamics, Inc. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.14	Form of Termination Agreement by and between the Company and SAIL Capital Partners. Incorporated by reference to Exhibit 10.2 to the Registrant’s Current Report on Form 8-K filed on March 30, 2015.

10.15	Form of Director and Officer Indemnification Agreement. Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on December 10, 2015.

10.16	Form of Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.17	Form of Omnibus Amendment to Amended and Restated Note Purchase Agreement. Incorporated by reference to Exhibit 10.26 to the Registrant’s Annual Report on Form 10-K filed on January 5, 2016.

10.18	Form of Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.27 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.19	Form of Amended and Restated Secured Convertible Promissory Note. Incorporated by reference to Exhibit 10.28 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.20	Form of Warrant to Purchase Shares. Incorporated by reference to Exhibit 10.29 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.21	Form of Amended and Restated Security Agreement. Incorporated by reference to Exhibit 10.30 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.22	Form of Amended and Restated Registration Rights Agreement. Incorporated by reference to Exhibit 10.31 to the Registrant’s Quarterly Report on Form 10-Q filed on February 17, 2016.

10.23	Amendment No. 1 to the Second Amended and Restated Note and Warrant Purchase Agreement. Incorporated by reference to Exhibit 10.23 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

10.24	Settlement Agreement and Mutual General Release, dated as of August 8, 2016, among the Company, Leonard J. Brandt and Brandt Ventures, GP. Incorporated by reference to Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

II-9

10.25	Second Omnibus Amendment. Incorporated by reference to Exhibit 10.31 to the Registrant’s Current Report on Form 8-K filed on September 21, 2016.

10.26	Form of Subscription Agreement (common stock), made as of November 30, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.27	Common Stock Purchase Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.2 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.28	Registration Rights Agreement, dated December 6, 2016, by and between MYnd Analytics, Inc. and Aspire Capital Fund, LLC. Incorporated by reference to Exhibit 10.3 to the Registrant's Current Report on Form 8-K filed on December 6, 2016.

10.29	Form of Subscription Agreement (common stock), made as of December 21, 2016, by and between the Company and the investor(s) signatory thereto. Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on December 22, 2016.

21.1	Subsidiaries of the Registrant. Incorporated by reference to Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K filed on December 22, 2016.

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Dentons US LLP (included in Exhibit 5.1)

24.1*	Power of Attorney (included on the signature page of this Registration Statement)

*	Filed herewith.
†	Management compensatory plan, contract or arrangement.

II-10